As filed with the Securities and Exchange Commission on September 17, 2019

Registration No. 333-222142

Registration No. 333-216912

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-222142 and FORM S-1 REGISTRATION STATEMENT NO. 333-216912

UNDER THE SECURITIES ACT OF 1933

ASV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3531	82-1501649
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Minnesota 55744

(218) 327-3434

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Melissa How

Chief Financial Officer

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Minnesota 55744

(218) 327-3434

(Name, address and telephone number of agent for service)

Copy to:

Christopher M. Forrester

Shearman & Sterling LLP

1460 El Camino Real, Floor 2

Menlo Park, California 94025

Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister all shares of common stock (the “Common Stock”), $0.001 par value, of ASV Holdings, Inc. (the “Company”) that had been registered and remain unsold under each of the following Registration Statements on Form S-1 (each, a “Registration Statement” and together, the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”) (note that the share numbers listed below does not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement on Form S-1 (No. 333-222142), pertaining to the registration of 5,430,000 shares of Common Stock, filed with the SEC on December 18, 2017.

•	Registration Statement on Form S-1 (No. 333-216912), pertaining to the registration of 3,800,000 shares of Common Stock, filed with the SEC on March 24, 2017, as amended.

On June 26, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yanmar America Corporation (“Parent”), and Osaka Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on September 11, 2019, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under each Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock of the Company registered under the Registration Statements as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, ASV Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to each Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Grand Rapids, State of Minnesota, as of September 17, 2019.

ASV HOLDINGS, INC.

By:	/s/ Melissa How
Name: Melissa How
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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